Exhibit 99.3

            AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 26, 1996, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and FIRST STATE FINANCIAL SERVICES, INC., a Delaware corporation, having its principal place of business at 1120 Bloomfield Avenue, CN 2449, West Caldwell, New Jersey 07007-2449 (FSFS").

                           BACKGROUND

          1. Sovereign and FSFS are parties to a certain Agreement and Plan of Merger, dated as of June 24, 1996 (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of FSFS with and into Sovereign, with Sovereign surviving the merger.

          2. As of the date of this Agreement, stockholders of FSFS have not yet approved the Merger Agreement.

          3.   Sovereign and FSFS desire to amend the Merger
Agreement as set forth herein.

                            AGREEMENT

          1.   The date specified in the third sentence of
Section 1.02(d)(iii) of the Merger Agreement is hereby amended from "1997" to "1998."

          2. Section 1.02(e)(ii) of the Merger Agreement is hereby amended to read in its entirety as follows:

                    "(ii)  FSFS Common Stock.

                         (A)   Subject to the provisions of
          subparagraphs (B), (C) and (D) of this
          Section 1.02(e)(ii), each share of FSFS Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FSFS Common Stock, if any, then owned by Sovereign or FSFS or any FSFS Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                              (i)  if the Sovereign Market Value
               determined as of the Effective Date is greater than or equal to $8.00 and less than or equal to $12.04, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $14.75 divided by the Sovereign Market Value determined as of the Effective Date;

                              (ii)  if the Sovereign Market Value
               determined as of the Effective Date is less than $8.00, then 1.84 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                              (iii)  if the Sovereign Market
               Value determined as of the Effective Date is greater than $12.04, then 1.225 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to either Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), the
               "Applicable Exchange Ratio")."

          3. Section 5.02(f) of the Merger Agreement is hereby amended to read in its entirety as follows:

                    (f)  No Material Adverse Effect.  Since
     March 31, 1996, there shall not have occurred any Material Adverse Effect with respect to FSFS; provided, however, that neither (i) an increase in the provision for loan losses by FSFS for the period ended June 30, 1996 in an amount not to exceed $5,000,000, (ii) the existence of nonperforming assets of FSFS in an amount up to $26,100,000, (iii) the incurrence by FSFS of aggregate losses on the sale, exchange or other disposition of nonperforming assets up to $1,000,000 (for purposes of this subsection, loss will be identified net of any portion of the allowance for loan losses allocable to the nonperforming asset which is sold, exchanged or otherwise disposed of by FSFS) or
     (iv) provisions for loan losses taken or recognized by FSFS after the date of this Agreement in aggregate amounts up to $7,250,000 shall be considered a Material Adverse Effect for purposes of this subsection (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," excluding restructured loans the terms and conditions of which were approved in writing in advance by Sovereign, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Sovereign's approval, (iii) real estate owned, and
     (iv) all loans 90 days or more past due, except that the term "nonperforming assets" shall not include loans originated to finance the purchase of any one-to-four-family residential property);

          4. Section 6.01(c) of the Merger agreement is hereby amended to read in its entirety as follows:

                    "(c) By FSFS if, on the Closing Date, the
     Sovereign Market Value is less than $8.00 (as adjusted for any stock splits or stock dividends); provided, however, that if Sovereign delivers to FSFS on the Closing Date a written notice increasing the Applicable Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value determined as of the Closing Date, equals $14.75, then no termination of this Agreement shall occur and the Merger shall be completed pursuant to the terms hereof."

          5.   Sections 5.02(q), 6.01(d), and 6.01(e) of the
Merger Agreement are hereby deleted in their entirety.

          6. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. All references in the Merger Agreement to the "Merger Agreement" shall be deemed to be references to the Merger Agreement as amended hereby.

          7. This Agreement and the Merger Agreement contain the entire agreement and understanding of the parties with respect to the transactions contemplated herein and therein and supersede all prior agreements or understandings with respect hereto and thereto, whether written or oral.

          8. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          9. This Agreement shall be governed and construed in accordance with the domestic, internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                         SOVEREIGN BANCORP, INC.

                         By      /s/ Jay s. Sidhu

(SEAL)                   Attest: /s/ Lawrence M. Thompson, Jr.


                         FIRST STATE FINANCIAL SERVICES, INC.

                         By /s/ Michael J. Quigley, III

(SEAL)                   Attest: /s/ Marie G. Martino